Pipeline Data Names Thomas Tesmer to CTO
June 23, 2004 10:00:00 AM ET


     Pipeline Data Inc. PPDA announced today the appointment of Thomas W. Tesmer to Chief Technical Officer, effective July 6th. In this capacity, Tesmer will oversee the implementation of processing technologies to Pipeline's growing suite of product and service offerings.


     Tesmer is an experienced and talented senior executive with over twenty-five years in the transaction processing industry. At Heartland Payment Systems, one of the nation's largest bankcard acquirers, Mr. Tesmer served as Senior VP and created and implemented the company's stand-alone transaction processing division. He served as Executive Vice President and Director of the POS Technology Division of Southeast Switch, Inc. (HONOR), the precursor to STAR. The company was subsequently sold to Concord EFS and most recently to First Data FDC. As President of TransNet, now Paymentech and a joint venture of Bank One ONE and First Data, he established and directed all aspects of operations, strategy and product development. Mr. Tesmer was President and CEO of Access Services, Inc. a provider of risk management services, which was later sold to Digital Courier Technologies, Inc.


     "I am excited about the opportunity to become a part of Pipeline Data" said Tesmer. "The company's recent merger and acquisition activities have brought together a diverse and sizable blend of product and service offerings which make it unique in the merchant servicing industry. I look forward to focusing my energies and expertise in furthering the goals of the organization and its stakeholders, and continuing to make the company a success story."


     Mr. Tesmer is also a board member of two industry related public companies, Q Comm QMM and Instapay System Inc. IPYS.


About Pipeline Data Inc.


     Pipeline Data Inc. provides integrated transaction processing services for all major credit cards. The Company offers card processing services in three key areas: wireless mobile payment, e-commerce solutions and retail merchant payment. Pipeline Data currently serves over 10,000 merchant customers.


Safe Harbor Statement


     The information provided for in this Press Release contains forward-looking statements that involve risks and uncertainties more fully set forth in the Company's filing. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements relating to uncertainties that could affect performance and results of the Company in the future and, accordingly, such performance and results may materially differ from those expressed or implied in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to those relating to the Company's growth strategy, customer concentration, outstanding indebtedness, seasonality, expansion and other activities of competitors, changes in federal or state laws and the administration of such laws, protection of the securities markets and other risks detailed in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. Statements made in this Press Release that are not historical facts are forward-looking statements that are subject to the "safe harbor" created by the Private Securities Litigation Reform Act of 1995. The Company's actual results could differ significantly from those discussed and/or implied herein.


     Contact Information: Pipeline Data Inc. Lane Gordon, 800-932-5708 x228 Lane.Gordon@pipelinedata.com www.pipelinedata.com